UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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POSTROCK ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2014

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of PostRock Energy Corporation, which will be held at 12:30 p.m., central time, on May 20, 2014 at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102.

At the annual meeting, you will be asked to:

(1)	Elect the six directors named in this proxy statement to serve one-year terms;

(2)	Ratify the appointment of UHY LLP as our independent registered public accounting firm for 2014; and

(3)	Transact such other business as may properly come before the annual meeting or any adjournments thereof.

Registration will begin at 12:00 p.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring picture identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

You are urged to vote your shares by following the voting instructions in the Notice of Internet Availability of Proxy Materials. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

Terry W. Carter
Chief Executive Officer and President

POSTROCK ENERGY CORPORATION

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2014

The Annual Meeting of Stockholders of PostRock Energy Corporation will be held at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102, on May 20, 2014 at 12:30 p.m., central time, for the following purposes:

Proposal 1.  To elect the six directors named in this proxy statement to serve one-year terms.

Proposal 2.  To ratify the appointment of UHY LLP as our independent registered public accounting firm for 2014.

Proposal 3.  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has established March 24, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

This year we are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery. On or about April 10, 2014, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and our annual report on Form 10-K for the year ended December 31, 2013. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

Stephen L. DeGiusti
Secretary

April 7, 2014

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

POSTROCK ENERGY CORPORATION

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2014 Annual Meeting of Stockholders of PostRock Energy Corporation to be held on May 20, 2014 or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

All properly delivered proxies pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the ratification of the appointment of our registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card we have provided. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.

All shares of our common stock represented by properly delivered and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 24, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 31,530,250 shares of common stock and 11,352,142 one one-hundredths of a share, or “fractional share,” of Series B Voting Preferred Stock were outstanding. Each share of common stock and each fractional share of Series B preferred stock is entitled to one vote upon each matter to be voted on at the meeting. The holders of Series B preferred stock are entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of our common stock, with the holders of Series B preferred stock and the holders of common stock voting together as a single class. With respect to the votes applicable to the Series B preferred stock, the holders of the Series B preferred stock and their affiliates are currently limited to 45% of the votes applicable to all outstanding voting stock. Those holders and their affiliates also are entitled to vote any common stock held by them. Accordingly, based on the ownership of the holders of the Series B preferred stock and their affiliates as of the record date with respect to the annual meeting, those holders and their affiliates are entitled to cast at the annual meeting approximately 52% of the votes entitled to be cast by all voting stock and therefore control the outcome of the voting on each matter to be presented at the meeting. The presence, in person or by proxy, of the holders of shares of capital stock entitled to cast a majority of the votes that could be cast at the annual meeting by the holders of all outstanding shares of capital stock entitled to vote at the meeting is necessary to constitute a quorum.

The six nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the votes cast on the proposal.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. At the annual meeting, brokers may vote only on the ratification of the appointment of our independent registered public accounting firm without instructions from the beneficial owners. Brokers cannot vote on any other matter to be considered at the meeting without those instructions. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the six nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the ratification of the appointment of our independent registered accounting firm requires the approval of a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of the voting on the proposal.

Any holder of our capital stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The board of directors has nominated the six people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. Mark Stansberry resigned from the board effective March 31, 2014. Upon his resignation, the board of directors voted to reduce the size of the board from seven to six directors in view of our current size, to reduce costs and to improve governance efficiency.

Explanatory Note

In this proxy statement, unless otherwise indicated or the context otherwise requires:

•

references to the “recombination” refer to a series of mergers and entity conversions pursuant to which Quest Resource Corporation (“QRCP”), Quest Energy Partners, L.P. (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”) became wholly owned subsidiaries of PostRock Energy Corporation; and

•

references to “we,” “us” and “our” with respect to periods before the completion of the recombination refer to the business and operations of QRCP, QELP and QMLP and their subsidiaries on a consolidated basis, and references to “PostRock,” “we,” “us” and “our” with respect to periods after the completion of the recombination refer to PostRock Energy Corporation and its consolidated subsidiaries.

Nominees for Election

Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating, Corporate Governance, Safety and Environment Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:

Nathan M. Avery, age 79, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. as described below under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment.” Mr. Avery served as a director of Cameron International Corporation from 1995 until 2009. He was founder, Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, a NYSE company specializing in the manufacturing of products to serve the energy and mining industries, from 1972 to December 2000, when it was sold to Komatsu, Ltd. He has been an active participant in the oil and gas industry since the 1960s and was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co. Mr. Avery holds a B.S. in Petroleum Engineering from the Colorado School of Mines. The board of directors is nominating Mr. Avery because of his active participation in the oil and gas industry since the 1960s and his strong technical expertise.

Terry W. Carter, age 61, became Interim President and Chief Executive Officer in June 2011 and President and Chief Executive Officer and a director in December 2011. Since February 2008, Mr. Carter has been a principal of a number of private oil and gas ventures. From 2003 through November 2007, Mr. Carter served as President and Chief Executive Officer of Ascent Energy, Inc., a private exploration and production company. In 2001, Mr. Carter became Executive Vice President of Exploration and Production at Range Resources Corporation, an exploration and production company, where he served in that role until 2003. Mr. Carter began his career as a petroleum engineer for ORYX Energy, formerly Sun Exploration and Production. In the course of his more than 20 years with that company, he rose to become Manager of Operations and Development in Dallas. Mr. Carter holds a B.S. in Petroleum Engineering from Tulsa University. The board of directors is nominating Mr. Carter because, in addition to valuing his significant operating experience, the board believes that having his perspective as the Chief Executive Officer of our company enhances the board’s focus on and contribution to our growth and development and is in the best interest of our stockholders.

William H. Damon III, age 61, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Damon joined QRCP as a director in April 2007 and served in that capacity until March 2010. He has over 35 years of professional experience specializing in engineering design and development of power generation projects and consulting services. Since January 2008, he has served as Senior Vice President and National Director of Power Consulting for HDR, Inc., which purchased the engineering-consulting firm, Cummins & Barnard, Inc., which was focused on power generation development and engineering projects for electric utilities, independent power producers, and large industrial and institutional clients throughout the United States. Mr. Damon served as the Chief Executive Officer of Cummins & Barnard and was its principal and co-owner from 1990 to January 2008. He currently leads HDR’s project development and strategic consulting business for coal, natural gas and renewable energy projects. He previously worked for Consumers Power Company, Gilbert-Commonwealth, Inc. and Alternative Energy Ventures. He also held board seats on a minerals and wind turbine company, MKBY, and a start-up construction company that was sold to Aker Kvaerner Songer, in which he was also a founding member. Mr. Damon graduated from Michigan State University with a B.S. in Mechanical Engineering and continued graduate studies at both Michigan State University and the University of Michigan. The board of directors is nominating Mr. Damon because of his background and experience in the energy industry, his knowledge of compensation practices and risk management from his management experience at both HDR and Cummins & Barnard and his service and performance as Chair of our Compensation Committee.

Thomas J. Edelman, age 63, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. Mr. Edelman is currently a Managing Partner of White Deer Energy, an energy private equity fund formed in 2008. Previously, Mr. Edelman founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with Noble Energy, Inc. in 2005. In 2005, he founded BioFuel Energy Corporation and served as its Chairman until 2008. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and Chief Executive Officer and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and, from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also currently serves as President of Lenox Hill Neighborhood House, a New York based charity, as a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a Director of Berenson & Company. Mr. Edelman holds an M.B.A. in Finance from Harvard Business School, graduating as a Baker Scholar, and a B.A. in Political Economy from Princeton University, graduating magna cum laude. The board of directors is, in part, nominating Mr. Edelman because of his expertise in managing publicly traded exploration and production companies.

Duke R. Ligon, age 72, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Ligon served as a director of QMGP from December 2006 to March 2010. Since September 2010, Mr. Ligon has served as our Chairman of the Board. From January 2007 to February 2010, Mr. Ligon was a Legal Strategic Advisor to Love’s Travel Stops & Country Stores, Inc. and the Executive Director of the Love’s Entrepreneurship Center of Oklahoma City University. From February 1997 to January 2007, Mr. Ligon served as the Senior Vice President and General Counsel for Devon Energy Corporation. Mr. Ligon is an attorney and has more than 35 years of legal expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. Prior to joining Devon in 1997, he practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was Senior Vice President and Managing Director for Investment Banking at Bankers Trust Co. in New York City for 10 years. He is also a member of the board of directors of Vantage Drilling Company, Blueknight Energy Partners, L.P., Panhandle Oil and Gas Inc., Pre-Paid Legal Services, Inc. and SteelPath MLP Funds Trust and previously served on the boards of TransMontaigne Partners L.P. and TEPPCO Partners, L.P. Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law. The board of directors is nominating Mr. Ligon because his experience with Devon Energy Corporation and his expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions brings a unique perspective to the board of directors.

J. Philip McCormick, age 72, became a director of PostRock in March 2010 upon completion of the recombination. Mr. McCormick was a director of QEGP from November 2008 until March 2010. Mr. McCormick has 26 years of public accounting experience and was in leadership roles at KMG Main Hurdman and KPMG LLP, serving as a member of the board of each firm. Since 1999, Mr. McCormick has been an independent investor and corporate advisor. He was a director and chairman of the audit committee of NASDAQ-listed Advanced Neuromodulation Systems Inc. from 2003 to 2005 until its sale, and he currently serves as a director and member of the Audit Committee of RENN Global Entrepreneurs Fund, Inc. Mr. McCormick holds a B.B.A. degree in Accounting and a Master of Science from Texas A&I University. The board of directors is nominating Mr. McCormick because of his public accounting experience, his experience evaluating financial risks and his performance as Chair of our Audit Committee.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the six nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the aforementioned six director nominees.

Corporate Governance

Board Leadership Structure.    The functions performed by the chief executive officer and non-executive chairman of the board are currently performed by separate individuals. Terry W. Carter, chief executive officer, is responsible for the development of the long-term strategies of the company for board consideration and approval; for the implementation of such strategies; and for all aspects of managing our operations and profitability. Duke R. Ligon, non-executive chairman, focuses his attention on board and committee matters, including setting the board’s agenda with Mr. Carter, and is the principal liaison between the independent directors and Mr. Carter.

Code of Business Conduct and Ethics.    We have adopted a Code of Business Conduct and Ethics, which addresses conflicts of interests, that is applicable to our directors and employees, including our executive officers. The Code describes the types of transactions that may be subject to the review, approval or ratification of the Audit Committee or our chief compliance officer. Any waiver of any provision of the Code for a member of our board of directors, an executive officer, or a senior financial or accounting officer must be approved by the board, and any such waiver will be promptly disclosed as required by law or NASDAQ rule.

A copy of our Code of Business Conduct and Ethics is available on our website at www.pstr.com under the heading About Us — Corporate Governance. We intend to post any amendment to or waiver from the Code that applies to executive officers or directors on our website.

Accounting and Auditing Concerns.    The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We also have a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Stockholder Communication with the Board of Directors.    Stockholders may communicate with the board of directors by submitting their communications in writing, addressed to the board as a whole or, at the election of the stockholder, to one or more specific directors, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Board’s Role in Risk Oversight.    The board of directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Viewed from this perspective, the board of directors generally oversees risk management, and the chief executive officer and other members of executive management generally manage the material risks that we face. The board of directors focuses on the most significant risks facing our company and our general risk management strategy. In accordance with the charter of the Audit Committee, the Audit Committee periodically inquires of management and the independent auditors about significant risks and exposures facing our company, assesses the steps management has taken or proposes to take to minimize such risks, and reviews compliance with such steps. In addition to the risk oversight exercised by the full board of directors and the Audit Committee, the Compensation Committee reviews the risks, if any, that could arise from our compensation policies and practices.

Organization of the Board of Directors

Overview.    The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating, Corporate Governance, Safety and Environment Committee, an Audit Committee and a Compensation Committee. The board also has delegated, and may in the future delegate, certain authority to other committees of the board from time to time. The board of directors held eight meetings in 2013. Each current director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served that were held during the term of his service on the board and its committees. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities.

Nominating, Corporate Governance, Safety and Environment Committee.    The Nominating, Corporate Governance, Safety and Environment Committee currently consists of Messrs. Avery (Chair) and Ligon. The board of directors has determined that the members of the committee are independent under applicable NASDAQ listing standards. The committee is responsible for (1) identifying individuals qualified to become board members, (2) recommending to the board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings, (3) recommending to the board membership on standing board committees, (4) developing and recommending to the board appropriate corporate governance policies, practices and procedures for our company, and (5) reviewing the company’s safety and environmental policies, practices and procedures and making recommendations to the board concerning the same. The committee held six meetings during 2013. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Although the board of directors does not have a formal diversity policy, the Nominating, Corporate Governance, Safety and Environment Committee, when assessing the qualifications of prospective nominees to the board of directors, considers each nominee’s personal and professional background, integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and stockholders. The Nominating, Corporate Governance, Safety and Environment Committee also gives consideration to the qualifications that the Committee believes must be met by prospective nominees to the board, qualities or skills that the Committee believes are necessary for one or more of our directors to possess, and standards for the overall structure, diversity and composition of the board.

The Nominating, Corporate Governance, Safety and Environment Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairman, Nominating, Corporate Governance, Safety and Environment Committee, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. The recommendation should contain the following information:

•	the name, age, contact information, business address and residence address of the nominee and the name, contact information and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee.    The Audit Committee currently consists of Messrs. McCormick (Chair), Ligon and Avery. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the NASDAQ listing standards. The board of directors also has determined that Mr. McCormick is an audit committee financial expert as defined by applicable SEC rules. The committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm for the purpose of preparing our annual audit report or performing other audit, review or attest services for us. The committee held eight meetings during 2013. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Compensation Committee.    The Compensation Committee currently consists of Messrs. Damon (Chair), Ligon, and Edelman. The board of directors has determined that the members of the committee are independent under applicable NASDAQ listing standards. The committee’s purpose is, among other things (1) to review and approve the compensation of our executive officers, (2) to oversee and advise the board on the adoption of policies that govern our compensation programs and (3) to administer our 2010 Long-Term Incentive Plan and other equity-based compensation plans. The committee may delegate certain authority to a subcommittee of its members. The committee held four meetings during 2013. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

White Deer Investment

In September 2010, we entered into a securities purchase agreement with White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P. (collectively, “White Deer”). The transactions contemplated by the purchase agreement were consummated on September 21, 2010. At the closing, in exchange for a cash investment of $60 million, we issued to White Deer 6,000 shares of a new Series A Cumulative Redeemable Preferred Stock, 190,476.19 shares of a new Series B Voting Preferred Stock and warrants to purchase 19,047,619 shares of our common stock at an exercise price of $3.15 per share. In addition:

•	On February 9, 2012, we issued to White Deer 2,180,233 shares of our common stock at a purchase price of $3.44 per share, for total proceeds of $7.5 million.

•

On August 1, 2012, we issued to White Deer 3,076,923 shares of our common stock at $1.95 per share, $6.0 million initial liquidation preference of our Series A preferred stock and warrants to purchase 3,076,923 shares of common stock at an exercise price of $1.95 per share. Total proceeds from the issuance were $12.0 million.

•

On December 20, 2012, we issued to White Deer 4,577,464 shares of our common stock at $1.42 per share, $6.5 million initial liquidation preference of our Series A preferred stock and warrants to purchase 4,577,464 shares of common stock at an exercise price of $1.42 per share. Total proceeds from the issuance were $13.0 million.

•

On December 13, 2013, we issued to White Deer 1,123,981 shares of our common stock in exchange for the cancellation of warrants exercisable for 22,241,333 shares of common stock and a like number of one one-hundredths of a share of Series B preferred stock that were issued as a unit with the warrants. The warrants had exercise prices ranging from $2.80 to $6.39 per share, with a weighted average exercise price of $3.23 per share.

In accordance with the terms of the investment, we have to date elected to accrue dividends on the Series A preferred stock rather than pay them in cash, which has increased the liquidation preference on the Series A preferred stock to an aggregate of $102.8 million as of December 31, 2013. Without giving effect to the warrant exchange described above, additional warrants to purchase 15.7 million shares of our common stock at a weighted average exercise price of $1.93 and an additional 145,459 shares of Series B preferred stock have also been issued since the initial investment in connection with dividend accruals on the Series A preferred stock. As of March 24, 2014, White Deer owns, and has the right under the warrants to acquire, approximately 60% of our common stock (including the common stock issuable upon exercise of the warrants). For additional information about the terms of the investment and the securities we issued to White Deer, please read Note 12 of the notes to the consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2013.

White Deer has the right to designate three of the members of our board of directors but has elected to only designate two directors at this time. The purchase agreement includes provisions for a step-down of this right to designate members of the board if and as White Deer’s equity stake in us decreases. The directors that have been designated by White Deer and are currently serving on the board are Messrs. Edelman and Avery.

Until White Deer’s ownership falls below a specified level, without White Deer’s consent, we may not issue common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock for other than cash or at a price per share less than $4.73. In addition, during such period, White Deer will have preemptive rights in any issuance by us of common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock. Each of these provisions is subject to certain exceptions. In the purchase agreements for the investments, we agreed to indemnify White Deer for breaches of the transaction documents and to reimburse White Deer for expenses in connection with the investment. We also agreed to reimburse White Deer for its reasonable out-of-pocket costs and expenses incurred or made in connection with ongoing oversight of us. As of March 24, 2014, White Deer had been reimbursed for approximately $1,400 for such costs and expenses.

In connection with the closing of the September 2010 investment, we granted to White Deer registration rights under a registration rights agreement, as amended. The registration rights agreement requires us to file a resale registration statement to register the Series A preferred stock, shares of our common stock issuable upon exercise of the warrants held by White Deer and shares of our common stock purchased by White Deer if, at any time, White Deer makes a written request to us for registration of its securities. Under the registration rights agreement, we are required to use our commercially reasonable efforts to cause such resale registration statement to become effective within 120 days after its filing.

If we fail to file the registration statement when required or the registration statement does not become effective when required, we will be required to pay liquidated damages to White Deer. The amount of liquidated damages will equal 0.25% of the product of the lowest exercise price of the warrants held by White Deer times the number of shares of common stock and common stock underlying the warrants held by White Deer per 30-day period for the first 60 days, increasing by an additional 0.25% of such product per 30-day period for each subsequent 60 days, up to a maximum of 1.0% of such product per 30-day period. We will be required to pay liquidated damages in cash. If, however, the payment of cash will result in a breach of any of our credit facilities or other material debt, then we can pay liquidated damages in additionally issued shares of our common stock.

If White Deer elects to dispose of registrable securities under the resale registration statement in an underwritten offering and reasonably anticipates gross proceeds from such underwritten offering would be at least $20 million, we will be required to take all such reasonable actions as are requested by the managing underwriters to expedite and facilitate the registration and disposition of the securities in the offering.

In addition, if we propose to register certain offerings of securities under the Securities Act of 1933, including offerings by other selling stockholders, then White Deer will have “piggy-back” rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which White Deer may request its shares be included.

We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify White Deer against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement.

Policy Regarding Transactions with Related Persons

Pursuant to our Code of Business Conduct and Ethics, employees and directors are required to refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of our company or which would prejudice their ability to exercise independent judgment in carrying out their duties and responsibilities or devote undivided loyalty to us. If there is any possibility that a particular activity, investment or association could create, or reasonably appear to create, such a conflict of interest, or otherwise interfere with an employee’s or director’s independent judgment, that person is required to consult with our chief compliance officer or the Audit Committee to assess whether such a conflict of interest or interference with independent judgment is created thereby. The charter of the Audit Committee provides that the Committee will review all transactions with related persons (as defined by Item 404 of SEC Regulation S-K) for potential conflicts of interest and that all such transactions are required to be approved by the Committee.

Director Independence

The board of directors has determined that each of the members of the board, other than Mr. Carter, is an independent director within the meaning of applicable NASDAQ listing standards. Mr. Carter is our chief executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. With respect to PostRock, to our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for 2013, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% beneficial owners of PostRock were complied with in a timely manner, except for (1) two Forms 4 for J. Philip McCormick each reporting one transaction and (2) one Form 4 for White Deer and related persons reporting a number of transactions in connection with the warrant exchange described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The following table sets forth information as of March 24, 2014 concerning the shares of our common stock beneficially owned by (i) each person known by us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to us by certain stockholders, to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in the summary compensation table under “Executive Compensation” and (iv) all current directors and executive officers as a group. If a person or entity listed in the following table is the beneficial owner of less than one percent of the securities outstanding, this fact is indicated by an asterisk in the table. For additional information about the beneficial ownership by White Deer of our Series A preferred stock and Series B preferred stock, please see “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment” and footnote 1 to the table below.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Edelman & Guill Energy L.P.(1)	31,119,952	60.2%
700 Louisiana Street Suite 4770 Houston, TX 77002
Nathan M. Avery(2)	134,349	*
Terry W. Carter(3)	533,611	1.7
William H. Damon III(4)	149,024	*
Stephen L. DeGiusti(5)	202,516	*
Thomas J. Edelman(1)	31,216,745	60.2
Duke R. Ligon(6)	160,590	*
J. Philip McCormick(7)	110,648	*
Mark A. Stansberry(8)	135,120	*
David J. Klvac(9)	277,519	*
All current directors and executive officers as a group(10) (10 persons)	33,089,424	61.9%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	Includes 10,251,365 shares of common stock and warrants to purchase 18,858,706 shares of common stock held by White Deer Energy L.P., 340,614 shares of common stock and warrants to purchase 627,622 shares of common stock held by White Deer Energy TE L.P. and 366,622 shares of common stock and warrants to purchase 675,023 shares of common stock held by White Deer Energy FI L.P. (collectively, the “Funds”), which are members of a “group” for purposes of Section 13(d) of the Exchange Act. Such group includes Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman and Ben A. Guill. Edelman & Guill Energy L.P. is the general partner of the Funds, Edelman & Guill Energy Ltd. is the general partner of Edelman & Guill Energy L.P., and Messrs. Edelman and Guill are the directors of Edelman & Guill Energy Ltd. Accordingly, each of Edelman & Guill Energy Ltd, Edelman & Guill Energy L.P. and Messrs. Edelman and Guill may be deemed to control the investment decisions of the Funds. In addition, the Funds hold 7,250 shares of our Series A preferred stock and 113,521 shares of our Series B preferred stock, each representing 100% of the issued and outstanding shares of such series. Mr. Edelman disclaims beneficial ownership of the shares beneficially owned by the Funds except to the extent of his pecuniary interests therein. In addition, Mr. Edelman directly owns options to acquire 30,000 shares of common stock that are immediately exercisable, 33,818 vested restricted stock units and phantom units representing 66,793 shares of common stock distributable under our Deferred Compensation Plan.

(2)	Includes options to acquire 30,000 shares of common stock, 33,928 vested restricted stock units and phantom units representing 70,422 shares of common stock distributable under our Deferred Compensation Plan.

(3)	Includes options to acquire 253,335 shares of common stock and phantom units representing 244,279 shares of common stock distributable under our Deferred Compensation Plan.

(4)	Includes options to acquire 30,000 shares of common stock, 36,290 vested restricted stock units and phantom units representing 73,697 shares of common stock distributable under our Deferred Compensation Plan.

(5)	Includes options to acquire 105,667 shares of common stock and phantom units representing 51,549 shares of common stock distributable under our Deferred Compensation Plan.

(6)	Includes options to acquire 30,000 shares of common stock, 38,415 vested restricted stock units and phantom units representing 81,458 shares of common stock distributable under our Deferred Compensation Plan.

(7)	Includes options to acquire 30,000 shares of common stock, 20,000 vested restricted stock units and 33,557 restricted shares that Mr. McCormick has the ability to vote, but is restricted from transferring until their vesting date.

(8)	Includes options to acquire 30,000 shares of common stock, 29,899 vested restricted stock units and phantom units representing 75,221 shares of common stock distributable under our Deferred Compensation Plan.

(9)	Mr. Klvac resigned as our Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 24, 2014. Mr. Klvac’s beneficial ownership in the table above is reported as of the effective date of his resignation. This amount includes 123,852 shares of common stock to be distributed under our Deferred Compensation Plan. Mr. Klvac also had 137,667 exercisable options as of December 31, 2013.

(10)	In addition to warrants to purchase 20,161,351 shares of common stock held by the Funds, includes (i) options to acquire an aggregate of 767,004 shares of common stock, (ii) an aggregate of 192,350 vested restricted stock units and (iii) phantom units representing 845,382 shares of common stock distributable under our Deferred Compensation Plan.

Equity Compensation Plans

The table below sets forth information concerning compensation plans under which our equity securities are authorized for issuance as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	2,844,680	(2)	$2.38	(3)	10,883,589	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	2,844,680		$2.38		10,883,589

(1)	Consists of our 2010 Long-Term Incentive Plan and our Deferred Compensation Plan.

(2)	Includes shares of our common stock issuable pursuant to 2,327,807 stock options and 192,351 restricted stock units under our 2010 Long-Term Incentive Plan. This number also includes 324,522 phantom stock units attributable to compensation deferred by certain key employees and non-employee directors participating in our Deferred Compensation Plan and distributable in the form of shares of common stock or cash.

(3)	The weighted-average exercise price of outstanding options, warrants, and rights excludes phantom stock units awarded under our Deferred Compensation Plan and restricted stock units granted under our 2010 Long-Term Incentive Plan.

(4)	As of December 31, 2013, 7,208,111 shares remained available for issuance under the 2010 Long-Term Incentive Plan with respect to awards and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units, and 3,675,478 shares remained available for issuance under the Deferred Compensation Plan.

EXECUTIVE OFFICERS

The following table shows information regarding our executive officers as of March 24, 2014. Information with respect to Mr. Carter is set forth in “Election of Directors — Nominees for Election.”

Name	Age	Positions Held
Terry W. Carter	61	Chief Executive Officer, President and Director
Stephen L. DeGiusti	55	Executive Vice President, General Counsel and Secretary
Clark W. Edwards	31	Vice President, Field Operations

Mr. DeGiusti has served as our General Counsel and Secretary since the closing of the recombination. Prior to that he served as General Counsel for QRCP, QEGP and QMGP from January 2010 until March 2010. Prior to joining QRCP, QEGP and QMGP, Mr. DeGiusti was a shareholder and director with the law firm of Crowe & Dunlevy, a Professional Corporation, in Oklahoma City, Oklahoma where he was employed from 1983 to January 2010. Mr. DeGiusti received a J.D. from the University of Oklahoma College of Law and a B.A. from the University of Central Oklahoma.

Mr. Edwards has served as our Vice President of Operations since February 2012. Previously, he served as our Director of Midcontinent Field Operations since December 2010 and in various other company roles for our predecessor entities from August 2007 to December 2010. Prior to joining our predecessor entities, Mr. Edwards served in various roles with Lipsey Ranch Cattle Feeders, a commercial cattle operation, from 2006 to August 2007. Mr. Edwards holds a bachelor’s degree in engineering from Texas A&M University in College Station, Texas.

EXECUTIVE COMPENSATION

The summary compensation table below sets forth information concerning the annual and long-term compensation paid to or earned by Terry W. Carter, who served as the principal executive officer for PostRock at December 31, 2013, David J. Klvac and Stephen L. DeGiusti, the two other most highly compensated executive officers who were serving as executive officers of PostRock at December 31, 2013 (the “named executive officers”). The positions of the named executive officers listed in the table below are those positions held with PostRock as of March 24, 2014. Mr. Klvac resigned as our Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 24, 2014.

The Compensation Committee of the Board, comprised entirely of non-employee directors that are “independent” under the applicable NASDAQ listing standards, defines the general compensation policies of the Company which are designed to reward our executives for meeting or exceeding our short-term annual financial and operating goals and furthering our long-term strategy without subjecting the Company to excessive or unnecessary risks. The Compensation Committee makes comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry through the use of compensation survey analysis provided by Equilar as well as our independent review of the proxy statements of our defined peer group companies that are selected annually and have comparable market capitalization, revenues, employees and geographic focus.

For 2013, the peer group for proxy statement data consisted of the following 12 publicly traded oil and natural gas exploration and production companies:

Abraxas Petroleum Corporation	Goodrich Petroleum Corporation
Constellation Energy Partners LLC	PetroQuest Energy, Inc.
Callon Petroleum Company	PAR Petroleum Corporation
Crimson Exploration Inc.	Rex Energy Corporation
Double Eagle Petroleum Co.	Warren Resources, Inc.
Gastar Exploration USA, Inc.

This peer group of companies is similar in size and operating metrics and we believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Terry W. Carter	2013	$350,000	$—	$131,000	$131,000	$—	$11,595	$623,595
President and Chief	2012	450,000	$—	237,290	405,001	$115,000	$7,808	1,215,099
Executive Officer

Stephen L. DeGiusti	2013	250,000	25,000	58,950	58,950	—	16,237	409,137
EVP, General Counsel	2012	248,461	—	102,499	83,009	30,000	9,781	473,750
and Secretary

David J. Klvac(7)	2013	270,000	—	—	—	—	15,055	285,055
	2012	258,000	—	289,750	179,545	65,000	5,309	794,604

(1)	Includes discretionary bonuses, if any.

(2)	The amounts in this column represent the grant date fair value of PostRock equity awards granted for the performance years of 2012 and 2013, including amounts voluntarily deferred under our Deferred Compensation Plan discussed below. The amounts in this column for 2013 represent the grant date fair value of PostRock equity awards granted in 2014 based on 2013 performance. The amounts in this column for 2012 represent the grant date fair value of PostRock equity awards granted in 2012 and 2013 based on 2012 performance. In each case these amounts are calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of equity awards is calculated using the closing price of PostRock’s common stock on the date of grant. For the PostRock awards to Messrs. Carter, Klvac and DeGiusti in December 2012, January 2013 and April 2014, the grant date fair value per share was $1.45, $1.83 and $1.31, respectively. For additional information, see Notes 2 and 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. These amounts do not correspond to the actual value that will be recognized by the executive.

(3)	In December 2013, Messrs. Carter, DeGiusti and Klvac voluntarily forfeited 362,842, 93,726 and 225,185 outstanding, unvested restricted stock units, respectively.

(4)

The amounts in this column for 2013 represents the grant date fair value of PostRock stock options granted in 2014 based on 2013 performance. The amounts in this column for 2012 represent the grant date fair value of PostRock stock options granted in 2012 and 2013 based on 2012 performance. In each case these amounts are calculated in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended

December 31, 2013. These amounts do not correspond to the actual value that may be recognized by the executive. The PostRock stock options have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

(5)	Represents the PostRock Management Incentive Program awards earned for 2013 and 2012. The Management Incentive Program for 2013 is discussed below.

(6)	Includes matching contribution under the 401(k) savings plan and life insurance premiums. Other perquisites and personal benefits did not exceed $10,000 for the year.

(7)	Mr. Klvac resigned as our Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 24, 2014.

Role of Management in Compensation Process

The compensation committee evaluates the performance of Terry W. Carter, our Chief Executive Officer and President. Mr. Carter evaluates the performance of our other executive officers and makes recommendations to the compensation committee regarding all aspects of their compensation. Stephen L. DeGiusti, our General Counsel and Secretary, acts pursuant to delegated authority to fulfill various administrative functions of the compensation committee, such as providing legal, compliance and other updates to the committee and overseeing the documentation of equity awards as approved by the committee. David J. Klvac, our former Executive Vice President, Chief Financial Officer and Chief Accounting Officer, also fulfilled various administrative functions of this type pursuant to delegated authority. No executive has the authority to establish or modify executive officer compensation. The committee did not engage an outside consultant with respect to executive compensation matters for 2013.

Annual Compensation Program for 2013

Our board of directors, upon the recommendation of the compensation committee, adopted an annual compensation program for 2013 with respect to total compensation paid to employees, which, for purposes of the program, includes base salary, annual short-term incentive bonuses and long-term incentive equity awards. The compensation committee considered and compared the total compensation of our named executive officers to that of similarly situated employees of the peer group identified above as part of the determination of the appropriate levels of total compensation under the program.

Base salaries are reviewed annually for market and merit adjustments, but may be altered throughout the year to incentivize and retain high performing employees. Under the program, the compensation committee determined that the base salaries of the named executive officers, effective as of February 9, 2014, would be $350,000 for Mr. Carter and $250,000 for Mr. DeGiusti.

Annual short-term incentive bonuses are intended to recognize value creation and provide incentives for accomplishing specific corporate performance goals. The program designates a group of our management and corporate employees, including all of our current named executive officers, who are eligible for short-term incentive bonuses based on achievement of minimum, target and maximum corporate performance targets. The employee’s short-term bonus target level percentages are expressed as a percentage of base salary based on the employee’s level of responsibility. Accordingly, the actual amount of the short-term incentive bonus paid can range from 0% to 130% of base salary for our most senior executives.

Effective August 2013, our board of directors, upon the recommendation of the compensation committee, adopted the Management Incentive Program for 2013 (the “MIP”) under our 2010 Long-Term Incentive Plan to provided annual short-term incentive bonuses for our named executive officers and key employees based in part on the achievement of certain performance goals established by our compensation committee on August 6, 2013, as further described below. All of our current executive officers participate in the MIP.

The MIP is intended to recognize value creation by providing competitive incentives for meeting and exceeding annual financial and operating performance measurement targets. The amount of the bonus that may be payable under the MIP to each participant varies based on the percentage of the performance goals achieved and the employee’s position with us and a discretionary-based amount (if any) determined by the compensation committee that is a percentage of the employee’s base salary. As a result, our most senior executives are eligible to receive bonuses that are potentially a higher percentage of their base salaries than other employees who participate in the MIP.

The performance criteria for 2013 for each executive officer and key employee who participates in the MIP has a subjective component that relates to 50% of the incentive compensation under the MIP and performance thresholds that must be met that relate to the other 50% of the incentive compensation under the MIP, both based on a percentage of base salary. There are target level percentages expressed as a percentage of base salary based on the employee’s level of responsibility. Accordingly, the actual amount of incentive compensation paid can range from 0% (if performance is below the minimum target levels and the individual received 0% of the subjective component of the MIP) to 100% of base salary for our most senior executives (if performance is at or above the maximum target levels and the individual receives 130% of the subjective component of the MIP).

For 2013, subject to the negative adjustment as described below, the potential bonus amounts for the named executive officers were as follows:

	Amount of Incentive Compensation Based on Achievement of Our Performance Goals
	50%	100%
Percentage of Base Salary Based on Objective and Subjective Performance Components
Terry W. Carter
Incentive Compensation	$227,500	$455,000
Stephen L. DeGiusti
Incentive Compensation	$75,000	$150,000
David J. Klvac
Incentive Compensation	$135,000	$270,000

After the compensation committee certifies the results of the achievement of the applicable corporate performance goals, short-term incentive bonuses are paid based on the level of certified achievement.

In March 2014, the compensation committee determined to what extent PostRock and the MIP participants achieved the 2013 performance goals. The compensation committee may reduce the amount of or totally eliminate such bonus, if it is determined, in the compensation committee’s absolute and sole discretion, that such reduction or elimination is appropriate.

For the named executive officers, the compensation committee established the 2013 performance targets and percentages of goals achieved for each of the four corporate goals described below:

	Percentage of Goal Achieved
	25%	50%
Objective Performance Measure and % Weight
Production — Net Bcfe (economic equivalent) — (25%)	19,500	20,500
Reserve Addition – Net Bcfe (economic equivalent) — (25%)	20,500	29,300
Total costs — (25%)	$2.35	$2.29
Stock Price — (25%)	$1.80	$1.94

The amount of the calculated bonus was based on the average percentage of the goals achieved. For 2013, no additional incentive awards would have been payable under the MIP if the average percentage of the goals achieved exceeded 150%. For 2013, 25% of the MIP goals were met.

Long-term equity incentive awards are intended to strengthen our employees’ long-term commitment to our success and to assist in recruitment and retention of employees. All of our named executive officers are eligible for long-term incentive equity awards under the program based on achievement of the same minimum, target and maximum corporate performance targets in the foregoing chart applicable to determination of the short-term incentive bonuses. The employee’s long-term equity incentive award target level percentages are expressed as a percentage of base salary based on the employee’s level of responsibility. Accordingly, the actual amount of the long-term equity incentive awards granted can range from 0% to 180% of base salary for our most senior executives.

For 2013, subject to the negative adjustment as described below, the potential long-term equity incentive award amounts, expressed as a dollar value, for the named executive officers were as follows:

	Amount of Long-Term Equity Incentive Compensation Based on Achievement of Our Corporate Performance Goals
	Min	Target	Max
Percentage of Base Salary Based on Objective Performance Components
Terry W. Carter
Long-Term Equity Incentive Amount (45%; 90%; 180%)	$157,500	$315,000	$630,000
Stephen L. DeGiusti
Long-Term Equity Incentive Amount (27.5%; 55%; 110%)	$68,750	$137,500	$275,000
David J. Klvac
Long-Term Equity Incentive Amount (40%; 80%; 160%)	$108,500	$216,000	$432,000

After the compensation committee certifies the results of the achievement of the applicable corporate performance goals, long-term equity incentive amounts are determined based on the level of certified achievement. The compensation committee has the discretion to reduce or eliminate an employee’s resulting long-term equity incentive amount based on individual performance evaluations. The employee’s final long-term equity incentive amount is then converted to a number of shares of our common stock by dividing the long-term equity incentive amount by the fair market value of a share of our common stock on the date of grant of the long-term equity incentive awards. Our named executive officers receive an award of restricted stock equal to one-half of the resulting number of shares and an award of options to acquire one-half of the resulting number of shares. The restricted stock awards and option awards vest ratably over the three-year period beginning on the date of grant, and the option awards expire on the fifth anniversary of the date of grant.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The compensation committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation in a way that may not meet the requirements for performance-based compensation under Section 162(m). For 2013, payments to our executive officers were not subject to the limitation of Section 162(m).

Outstanding Equity Awards at Fiscal Year-End 2013

The following table shows unvested equity awards and unexercised stock options outstanding for the named executive officers as of December 31, 2013. Market value is based on the closing market price of PostRock’s common stock on December 31, 2013 ($1.16 per share).

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have not Vested	Market Value of Shares or Units that Have not Vested
Terry W. Carter	100,000	50,000	(2)	$2.52	12/21/16	—	$—
	63,334	31,666	(2)	$2.93	01/02/17	—	—
	56,667	113,333	(2)	$1.54	12/26/17	—	—
	—	100,000	(2)	$1.83	2/14/18	—	—
David J. Klvac	30,000	—	(2)	$3.61	12/20/15	—	$—
	56,000	28,000	(2)	$2.52	12/21/16	—	—
	51,667	103,333	(2)	$1.54	12/26/17	—	—
	—	50,000	(2)	$1.83	2/14/18	—	—
Stephen L. DeGiusti	30,000	—	(2)	$3.61	12/20/15	—	$—
	44,000	22,000	(2)	$2.52	12/21/16	—	—
	26,667	53,333	(2)	$1.54	12/26/17	—	—
	—	15,000	(2)	$1.83	2/14/18	—	—

(1)	In December 2013, Messrs. Carter, DeGiusti and Klvac voluntarily forfeited 362,842, 93,726 and 225,185 outstanding, unvested restricted stock units, respectively.

(2)	The PostRock stock options granted in 2010, 2011, 2012 and 2013 have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

Change in Control Severance Plans

In February 2012, our board of directors adopted the Change in Control Severance Plan for Chief Executive Officer (the “CEO plan”) and the Change in Control Severance Plan for Executive Officers Other than CEO and President (the “officer plan”). These severance plans are designed to provide severance benefits to our executives, including our named executive officers, in the event that an executive who is a participant in one of the severance plans has a qualifying termination (as described below) within one year after a change in control of our company, provided that certain additional conditions are satisfied.

The severance plans provide that, if within one year after a change in control, the employment of (i) our President and Chief Executive Officer, in the case of the CEO plan, and (ii) our Chief Financial Officer, General Counsel and certain other officers, in the case of the officer plan, and who is terminated by us without “cause” or due to certain material changes in the CEO’s or officer’s compensation, position or location of employment, as further described in the severance plans, then the CEO or officer is entitled under the applicable plan to (1) full vesting of all unvested equity awards, (2) a lump-sum payment equal to 150% of the CEO’s, or 100% of the officer’s, base salary plus any cash bonus compensation for the most recently completed four fiscal quarters, (3) a lump-sum payment equal to the value of any accrued but unused paid time off and (4) medical, dental and vision plan continuation for the period of continuation coverage provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 by payment by the CEO or officer at the then-current active employee rate for such coverage.

For purposes of the severance plans, a “change in control” is defined as an event that (i) qualifies as a change in control under Section 409A of the Internal Revenue Code and (ii) is a change in the ownership of either our company or of a substantial portion of our assets. Generally, a change in the ownership of PostRock means the acquisition by any one person or a group of the outstanding shares of common stock that, together with the shares held by such person or group, constitutes more than 50% of the total voting power of our common stock (provided such person or group does not already own more than 50% of the total voting power of our common stock); and a change in the ownership of a substantial portion of our assets occurs when any one person or a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. However, an acquisition of shares of our common stock or other securities by White Deer Energy L.P. or any of its affiliates, whether before or after the effective date of the severance plans, will not constitute a change in control for purposes of the severance plans.

In order to receive any of the benefits described above, the executive must enter into a release agreement with us in the form attached to the applicable severance plan.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan that permits our key employees, including our executives, and directors to elect each year to defer all or part of their eligible compensation. The amount deferred by a participant is deemed to be invested in one or more hypothetical investment funds selected by us from time to time or our common stock. For 2013, our common stock was the only hypothetical investment option. In addition, we may make discretionary employer contributions in an amount we determine each plan year, which are deemed invested in our common stock. A participant may elect to have the amount credited to his plan account (including earnings) paid either (1) upon his separation from service, other than due to death, in a lump sum payment or, if he has attained age 55 and has five years of service as of his separation from service date, annual installments for up to five years; or (2) as an “in-service” lump sum distribution that is paid at least two years after the year such amounts are deferred. In the event of the participant’s death, a change in control, or an unforeseen emergency, his account will be paid in a lump sum distribution regardless of his payment elections.

The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees that is administrated by us. The participants are general, unsecured creditors of PostRock. A grantor trust (commonly known as a “Rabbi Trust”), which was created in connection with the Plan, holds our assets associated with the Plan, which includes our common stock. The assets of the grantor trust are required to be held separate and apart from the other funds of PostRock and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

None of our named executive officers participated in the Deferred Compensation Plan in 2013. The amounts deferred by our directors in 2013 are described in the 2013 Director Compensation Table. For 2013, no discretionary employer contributions were made by us.

DIRECTOR COMPENSATION

Standard PostRock Non-employee Director Compensation

The annual cash retainer for non-employee directors is $30,000. The chairman of the board receives an additional $15,000 per year, the chairman of the audit committee receives an additional $10,000 per year, the chairman of the compensation committee receives an additional $7,500 per year and the chairman of the nominating and corporate governance committee receives an additional $5,000 per year. We pay a fee of $1,500 for each board meeting attended in person and $250 for each telephonic board meeting attended. In addition, we pay a fee of $1,000 for attendance at each committee meeting not held in conjunction with an in-person board meeting, whether the committee meeting is in person or telephonic. Directors who are employees receive no additional compensation for serving on the board of directors or its committees. For 2014, we expect to make an annual equity award under our 2010 Long-Term Incentive Plan to our non-employee directors.

2013 Director Compensation

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our current non-employee directors who served as a director of PostRock during 2013.

Name	Fees Earned or Paid in Cash ($) (1)(3)	Stock Awards ($) (2)(3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nathan M. Avery	$42,750	$50,000	—	—	—	—	$92,750
William H. Damon III	45,250	50,000	—	—	—	—	95,250
Thomas J. Edelman	37,750	50,000	—	—	—	—	87,750
Duke R. Ligon	54,000	50,000	—	—	—	—	104,000
J. Philip McCormick	—	101,750	—	—	—	—	101,750
Mark A. Stansberry	48,000	50,000	—	—	—	—	98,000

(1)	The amounts in this column include the amount of fees foregone at the election of the director pursuant to our Deferred Compensation Plan described above. The shares represented by the phantom units under the Deferred Compensation Plan become available to the non-employee director upon the director’s termination of affiliation. These amounts do not correspond to the actual value that may be recognized by the director. As described in note (2) below, Mr. McCormick receives director fees in immediately vested restricted stock rather than cash.

(2)	The amounts in this column include the grant date fair value of PostRock restricted stock units granted in 2013, including, with respect to Mr. McCormick, immediately vested restricted stock received in lieu of cash director fees. Fair value was calculated in accordance with ASC Topic 718. Under SEC rules, the calculated fair values exclude the impact of estimated forfeitures related to service-based vesting conditions. The availability of the shares represented by the restricted stock units is described in (1) above. The respective non-employee director received 33,557 restricted stock units in May 2013, which had a grant date fair value per share of $1.49 and fully vest one year from grant date. Mr. McCormick was granted the following stock awards related to 2013 in lieu of cash director fees: 6,944 units were granted in January 2013 with a grant date fair value per share of $1.44, 7,062 units were granted in April 2013 with a grant date fair value per share of $1.77, 8,823 units were granted in July 2013 with a grant date fair value per share of $1.53, 9,923 units were granted in October 2013 with a grant date fair value per share of $1.31, and 2,370 units were granted in January 2014 with a grant date fair value per share of $1.16. These amounts do not correspond to the actual value that may be recognized by the director.

(3)	The aggregate number of restricted stock awards/units and the aggregate number of option awards outstanding at December 31, 2013 were as follows:

Name	Restricted Stock Awards/Units	Stock Options
Nathan M. Avery	33,928	30,000
William H. Damon III	43,890	30,000
Thomas J. Edelman	33,818	30,000
Duke R. Ligon	46,015	30,000
J. Philip McCormick	61,157	30,000
Mark A. Stansberry	37,500	30,000

Compensation Committee Interlocks and Insider Participation

None of the persons who served on our compensation committee during 2013 (i) was an officer or employee of PostRock during 2013 or (ii) other than with respect to Mr. Edelman and White Deer as described under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment,” had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the persons who served on our compensation committee during 2013 was formerly one of our officers.

None of our executive officers during 2013 served as a (i) member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; (ii) director of another entity, one of whose executive officers served on our compensation committee; or (iii) member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

AUDIT COMMITTEE REPORT

The Audit Committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and NASDAQ listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with UHY LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee also discussed with UHY its independence from us and received from UHY the written disclosures and the letter from UHY required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of services by UHY not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of UHY. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management and UHY. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the foregoing review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

J. Philip McCormick, Chairman
Nathan Avery
Duke Ligon

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

UHY LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2014. This appointment is being presented to the stockholders for ratification. Representatives of UHY LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of UHY LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of UHY as our independent registered public accounting firm, it is not anticipated that UHY will be replaced in 2014. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2015.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by UHY LLP for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, respectively, and fees billed for other services rendered by UHY LLP during those periods.

	2013	2012
	(In millions)
Audit Fees(1)	$0.4	$0.4
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$0.4	$0.4

(1)	Audit Fees include fees billed for services performed to comply with the standards of the Public Company Accounting Oversight Board, including the recurring audit of our consolidated financial statements for such period included in the Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the SEC. This category also includes fees for audits provided in connection with statutory filings or procedures related to the audit of income tax provisions and related reserves, consents, assistance with and review of documents filed with the SEC and comfort letters.

(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding GAAP, reviews and evaluations of the impact of new regulatory pronouncements, and audit services not required by statute or regulation. This category also includes audits of pension and other employee benefit plans, for which UHY LLP billed us approximately $30,000 in 2013.

(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns and tax consulting services. During 2012 and 2013, UHY LLP did not bill us any amount for tax fees.

All services to be performed by the independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

To be included in the proxy materials for the 2015 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 11, 2014. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2015 annual meeting, notice will have to be delivered or received by us no earlier than January 20, 2015 or later than February 19, 2015. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, are available without charge to stockholders upon request to Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102, telephone number (405) 600-7704. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M70348-P47008

POSTROCK ENERGY CORPORATION

Annual Meeting of Stockholders

May 20, 2014 12:30 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terry W. Carter and Stephen L. DeGiusti, and each of them, with power to act without the other and with power of substitution and resubstitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PostRock Energy Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of PostRock Energy Corporation to be held May 20, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

POSTROCK ENERGY CORPORATION 210 PARK AVE., SUITE 2750 OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70347-P47008              KEEP THIS PORTION FOR  YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

POSTROCK ENERGY CORPORATION The Board of Directors recommends you vote FOR the following Director nominees.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐
1.	Election of Directors
Nominees:
01) Nathan M. Avery
	02) Terry W. Carter	04) Thomas J. Edelman
	03) William H. Damon III	05) Duke R. Ligon
06) J. Philip McCormick
The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain
2.	To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for 2014.						☐	☐	☐
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date